Exhibit 99.04

Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com Jonathan Freedman, Media
212.823.2687
jonathan.freedman@abglobal.com

AB Announces January 31, 2015 Assets Under Management

New York, NY, February 12, 2015 – AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today announced that preliminary assets under management increased to $476 billion during January 2015 from $474 billion at the end of December. The 0.4% increase was the result of total firmwide net inflows during the month, partially offset by market depreciation, including the negative impact of FX movements. By channel, net flows were positive in Institutions and Private Wealth Management and flat in Retail.

AB (The Operating Partnership)
Assets Under Management ($ in Billions)

	At January 31, 2015				At Dec 31
					2014

	Institutions	Retail	Private Wealth	Total	Total

Equity
Actively Managed	$28	$45	$37	$110	$113
Passive	21	27	1	49	50
Total Equity	49	72	38	159	163

Fixed Income
Taxable	153	61	11	225	219
Tax-Exempt	2	10	20	32	32
Passive	0	10	0	10	10
Total Fixed Income	155	81	31	267	261

Other(1)	36	7	7	50	50
Total	$240	$160	$76	$476	$474

At December 31, 2014

Total	$237	$162	$75	$474

(1)	Includes multi-asset services and solutions and certain alternative investments.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2014. Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AB files with or furnishes to the SEC and any other public statements issued by AB, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AB’s financial condition, results of operations and business prospects.

About AB

AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.

At December 31, 2014, AB Holding owned approximately 36.9% of the issued and outstanding AB Units and AXA, one of the largest global financial services organizations, owned an approximate 62.7% economic interest in AB.

Additional information about AB may be found on our website, www.abglobal.com.

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